EXHIBIT 99.1

ENB FINANCIAL CORP

2001 EMPLOYEE STOCK PURCHASE PLAN

ENB FINANCIAL CORP

2001 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of ENB Financial Corp’s 2001 Employee Stock Purchase Plan.

1.           Purpose. The purpose of the Plan is to provide employees of the Corporation and Designated Subsidiaries with an opportunity to purchase Common Stock of the Corporation. It is the intention of the Corporation to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Internal Revenue Code.

2.           Definitions.

(a)           “Board” means the Board of Directors of the Corporation.

(b)           “Code” means the Internal Revenue Code of 1986, as amended.

(c)           “Common Stock” means the Common Stock of the Corporation.

(d)           “Compensation” means total cash compensation received by an Employee from the Corporation or a Designated Subsidiary. By way of illustration, but not limitation, Compensation includes regular compensation such as salary, wages, overtime, shift differentials, bonuses, commissions and incentive compensation, but excludes relocation, expense reimbursements, tuition or other reimbursements and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Corporation or any Designated Subsidiary.

(e)           “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to corporate policy adopted from time to time; or (iv) in the case of transfers between locations of the Corporation or between the Corporation and its Designated Subsidiaries.

(f)           “Contributions” means all amounts credited to the account of a participant pursuant to the Plan.

(g)           “Corporate Transaction” means a sale of all or substantially all of the Corporation’s assets, or a merger, consolidation or other capital reorganization of the Corporation with or into another corporation, or any other transaction or series of related transactions in which the Corporation’s stockholders immediately prior thereto own less than 50% of the voting stock of the Corporation (or its successor or parent) immediately thereafter.

(h)           “Corporation” means ENB Financial Corp.

(i)           “Designated Subsidiaries” means the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan; provided however that the Board shall only have the discretion to designate Subsidiaries if the issuance of options to such Subsidiary’s Employees pursuant to the Plan would not cause the Corporation to incur adverse accounting charges.

(j)           “Employee” means any person, including an Officer, who is an Employee for tax purposes and who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Corporation or Designated Subsidiaries.

(k)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)           “Offering Date” means the first business day of each Offering Period of the Plan.

(m)           “Offering Period” means a period of six (6) months commencing on January 1 and July 1 of each year, except for the first Offering Period as set forth in Section 4(a).

(n)           “Officer” means a person who is an officer of the Corporation or a Designated Subsidiary within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(o)           “Plan” means this Employee Stock Purchase Plan.

(p)           “Purchase Date” means the last day of each Purchase Period of the Plan.

(q)           “Purchase Period” means a period of three (3) months within an Offering Period, except for the Purchase Periods in the first Offering Period as set forth in Section 4(b) or as defined elsewhere in the plan.

(r)           “Purchase Price” means with respect to a Purchase Period an amount equal to 90% of the Fair Market Value (as defined in Section 7(b) below) of a Share of Common Stock on the Purchase Date; provided, however, that in the event (i) of any increase in the number of Shares available for issuance under the Plan as a result of a stockholder-approved amendment to the Plan, and (ii) all or a portion of such additional Shares are to be issued with respect to one or more Offering Periods that are underway at the time of such increase (“Additional Shares”), and (iii) the Fair Market Value of a Share of Common Stock on the date of such increase (the “Approval Date Fair Market Value”) is higher than the Fair Market Value on the Offering Date for any such Offering Period, then in such instance the Purchase Price with respect to Additional Shares shall be 90% of the Approval Date Fair Market Value or the Fair Market Value of a Share of Common Stock on the Purchase Date, whichever is lower.

(s)           “Share” means a share or fractional share of Common Stock, as adjusted in accordance with Section 19 of the Plan.

(t)
“Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Corporation or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Corporation or a Subsidiary.

3.           Eligibility.

(a)           Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code; provided however that eligible Employees may not participate in more than one Offering Period at a time.

(b)           Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Corporation and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any subsidiary of the Corporation, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Corporation and its Subsidiaries to accrue at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) of the Fair Market Value (as defined in Section 7(b) below) of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.           Offering Periods and Purchase Periods.

(a)           Offering Periods. The Plan shall be generally implemented by a series of Offering Periods of six (6) months’ duration, with new Offering Periods (other than the first Offering Period) commencing on or about January 1 and July 1 of each year (or at such other time or times as may be determined by the Board of Directors).  The first Offering Period shall commence on the beginning of the effective date of the Plan (the “Initial Offering Date”) and continue until June 30, 2001. The Plan shall continue until terminated in accordance with Section 19 hereof. The Board shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected.

(b)           Purchase Periods. Each Offering Period may generally consist of two (2) consecutive purchase periods of three (3) months.  A Purchase Period commencing on January 1 shall end on the next March 31. A Purchase Period commencing on April 1 shall end on the next June 30. The first Purchase Period of the first Offering Period shall commence on the date the

Offering is approved and shall end on June 30, 2001. The Board shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without stockholder approval if such change is announced at least ten (10) days prior to the scheduled beginning of the first Purchase Period to be affected.

5.           Participation.

(a)           An eligible Employee may become a participant in the Plan by completing a subscription agreement on the form provided by the Corporation and filing it with the Corporation or the stock brokerage or other financial services firm designated by the Corporation (the “Designated Broker”) prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given Offering Period. The subscription agreement shall set forth the percentage of the participant’s Compensation (subject to Section 6(a) below) to be paid as Contributions pursuant to the Plan.

(b)           Mandatory payroll deductions shall commence on the first full payroll following the Offering Date and shall end on the last payroll paid on or prior to the last Purchase Period of the Offering Period to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in Section 10.

6.           Method of Payment of Contributions.

(a)           Mandatory payroll deductions shall be made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than twenty percent (20%) (or such other percentage as the Board may establish from time to time before an Offering Date) of such participant’s Compensation on each payday during the Offering Period. All payroll deductions made by a participant shall be credited to his or her account under the Plan.  A participant may not make any additional payments into such account.

(b)           A participant may discontinue participation in the Plan as provided in Section 10, or, unless otherwise provided by the Administrator, on one occasion during a Purchase Period increase and on one occasion during a Purchase Period decrease the rate of  Contributions with respect to the ongoing Offering Period by completing and filing with the Corporation a new subscription agreement authorizing a change in the payroll deduction rate. The change in rate shall be effective as of the beginning of the next calendar month following the date of filing of the new subscription agreement, if the agreement is filed at least ten (10) business days prior to such date and, if not, as of the beginning of the next succeeding calendar month.

(c)           Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant’s payroll deductions may be decreased during any Offering Period scheduled to end during the current calendar year to 0%. Payroll deductions shall re-commence at the rate provided in such participant’s subscription agreement at the beginning of the first Offering Period that is scheduled to end in the next calendar year, unless terminated by the participant as provided in Section 10.

7.           Grant of Option.

(a)           On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of Shares of the Corporation’s Common Stock determined by dividing such Employee’s Contributions retained in his account and accumulated, by the applicable Purchase Price; provided however that the maximum number of Shares an Employee may purchase during the calendar year shall be 2,500 Shares (on a post-split basis) (subject to any adjustment pursuant to Section 19 below), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13.

(b)           The fair market value of the Corporation’s Common Stock on a given date (the “Fair Market Value”) shall be based on the closing sales price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by The NADAQ Stock Market or, if such price is not reported, the average of the high and low sale prices per share of the Common Stock as listed on Over-the-Counter Bulletin Board (OTCBB) or in the event the Common Stock is listed on a stock exchange, the Fair Market Value per share shall be the closing sales price on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date).

8.           Exercise of Option.  Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of Shares will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of Shares, including fractional shares computed to four decimal places, subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account. All Contributions will be used for the purchase of shares and all participant account balances will be $0.00 following the purchase.  In the event a participant withdraws from the plan pursuant to Section 10 below, any accumulated Contributions and Shares of Common Stock in a participant’s account after his withdrawal from the Plan shall be returned to the participant within ten (10) days after receipt of notice.  The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. During his or her lifetime, a participant’s option to purchase Shares hereunder is exercisable only by him or her.

9.           Delivery.  As promptly as practicable after each Purchase Date of each Offering Period, the number of Shares purchased by each participant upon exercise of his or her option shall be deposited into an account established in the participant's name with the Designated Broker.  Shares will not be sent to plan participants, in certificate, unless they elect to withdraw those shares pursuant to Section 10 of the Plan.

10.           Voluntary Withdrawal; Termination of Employment.

(a)           A participant may withdraw all (but not less than all) the Contributions credited to his or her account under the Plan at any time prior to each Purchase Date by giving written notice to the Corporation or the Designated Broker, as directed by the Corporation, provided that the holding periods of Section 13(d) have been met.  Unless a participant requests that Shares credited to his or her account be issued in certificate form and cash be issued for any fractional shares, all of the participant’s Contributions and Shares credited to his or her account will be automatically enrolled in the Corporation’s dividend reinvestment and stock purchase plan and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of Shares will be made during the Offering Period.  If a participant requests certificates be issued for his or her Shares, any fractional interest withdrawn will be liquidated by the Designated Broker on the basis of the then current Fair Market Value of the Corporation’s Common Stock and a check issued for the proceeds thereof. In no case will certificates representing a fractional interest be issued.

(b)           Upon termination of the participant’s Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and his or her option will be automatically terminated.

(c)           In the event an Employee fails to remain in Continuous Status as an Employee of the Corporation or a Designated Subsidiary for at least twenty (20) hours per week during the Offering Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

(d)           A participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan that may hereafter be adopted by the Corporation.

11.           Automatic Withdrawal. There shall be no automatic withdrawal from the plan unless authorized by the Board or by the Plan.

12.           Interest. No interest shall accrue on the Contributions of a participant in the Plan.

13.           Stock.

(a)           Subject to adjustment as provided in Section 19, the maximum number of Shares which shall be made available for sale under the Plan was 140,000 Shares (on a post-split basis) which has been reduced to 108,600 Shares.  If the Board determines that, on a given Purchase Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Purchase Date, the Board may in its sole discretion provide (x) that the Corporation shall make a pro rata allocation of the Shares of Common Stock available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and continue all Offering Periods then in effect, or (y) that the Corporation shall make a pro rata allocation of the shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 below. The Corporation may make pro rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Corporation’s stockholders subsequent to such Offering Date.

(b)           The participant shall have no interest or voting right in Shares covered by his or her option until such option has been exercised.

(c)           Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

(d)           The participant agrees not to sell any Share unless that Share has been issued and held at least twelve (12) months consecutive after the applicable purchase date, unless so authorized by the Board or a committee named by the Board pursuant to Section 14 below.

14.           Administration. The Board, or a committee named by the Board, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

15.           Designation of Beneficiary.

(a)           A participant may designate a beneficiary who is to receive any Shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of a Purchase Period but prior to delivery to him or her of such Shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Purchase Date of an Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. Beneficiary designations under this Section 15(a) shall be made as directed by the Corporation.

(b)           Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Corporation shall deliver upon written request within a commercially reasonable time such Shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Corporation), the Corporation, in its discretion, may deliver upon written request within a commercially reasonable time such Shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Corporation, then to such other person as the Corporation may designate.

16.           Transferability.  Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15) by the participant. Any such disposition in contravention of this Section will be without effect.

17.           Use of Funds.  All Contributions received or held by the Corporation under the Plan may be used by the Corporation for any corporate purpose, and the Corporation shall not be obligated to segregate such Contributions.

18.           Reports.  Individual accounts will be maintained for each participant in the Plan.  Statements of account will be provided to participating Employees by the Corporation or the Designated Broker at least annually, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

19.           Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a)           Adjustment.  Subject to any required action by the stockholders of the Corporation, the number of Shares covered by each option under the Plan that has not yet been exercised and the number of Shares that have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the maximum number of shares of Common Stock that may be purchased by a participant in a Purchase Period, the number of shares of Common Stock set forth in Section 13(a)(i) above, and the price per Share of Common Stock covered by each option under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares of Common Stock effected in connection with a change in domicile of the Corporation), or any other increase or decrease in the number of Shares effected without receipt of consideration by the Corporation; provided however that conversion of any convertible securities of the Corporation shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

(b)           Corporate Transactions. In the event of a dissolution or liquidation of the Corporation, any Purchase Period and Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board.  In the event of a Corporate Transaction, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or Subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding options, each Purchase Period and Offering Period then in progress shall be shortened and a new Purchase Date shall be set (the “New Purchase Date”), as of which date any Purchase Period and Offering Period then in progress will terminate. The New Purchase Date shall be on or before the date of consummation of the transaction and the Board shall notify each participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10. For purposes of this Section 19, an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares of Common Stock covered by the option at such time (after giving effect to any adjustments in the number of Shares covered by the option as provided for in this Section 19); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the transaction.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share of Common Stock covered by each outstanding option, in the event that the Corporation effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of Shares of its outstanding Common Stock, and in the event of the Corporation being consolidated with or merged into any other corporation.

20.           Amendment or Termination.

(a)           The Board may at any time and for any reason terminate or amend the Plan.  Except as provided in Section 19, no such termination of the Plan may affect options previously granted, provided that the Plan or an Offering Period may be terminated by the Board on a Purchase Date or by the Board’s setting a new Purchase Date with respect to an Offering Period and Purchase Period then in progress if the Board determines that termination of the Plan and/or the Offering Period is in the best interests of the Corporation and the stockholders or if continuation of the Plan and/or the Offering Period would cause the Corporation to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting rules applicable to the Plan. Except as provided in Section 19 and in this Section 20, no amendment to the Plan shall make any change in any option previously granted that adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Corporation shall obtain stockholder approval in such a manner and to such a degree as so required.

(b)           Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board (or its committee) shall be entitled to change the Offering Periods and Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Corporation’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable that are consistent with the Plan.

21.           Notices.  All notices or other communications by a participant to the Corporation under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Corporation at the location, or by the person, designated by the Corporation for the receipt thereof.

22.           Conditions Upon Issuance of Shares.  Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Corporation with respect to such compliance.

As a condition to the exercise of an option, the Corporation may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Corporation, such a representation is required by any of the applicable provisions of law.

23.           Term of Plan; Effective Date. The Plan became effective upon the Initial Offering Date. It shall continue in effect for a term of ten (10) years but no later than February 14, 2011 unless sooner terminated under Section 20.

24.           Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.